EXHIBIT 99.1

Chemung Financial Reports First Quarter 2013 Earnings

ELMIRA, N.Y., April 25, 2013 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company, reported quarter ended March 31, 2013, net income and earnings per share. Highlights for the current quarter include:

  Net income for the three months ended March 31, 2013 was $2.4 million, or $0.52 per share, compared with $3.6 million, or $0.78 per share, for the same period in the prior year, a decrease of $1.2 million, or 33.3%.
  Net interest margin for the three months ended March 31, 2013 was 4.07%, down from 4.29% for the same period in the prior year.
  Non-performing assets to total assets ratio was 1.36% at March 31, 2013 compared with 1.32% at December 31, 2012. Excluding $6.3 million in accruing troubled debt restructurings and $3.2 million in accruing loans past due 90 days or more, the adjusted non-performing assets to total assets ratio was 0.61%.
  Capital remains strong as the tangible equity to tangible assets ratio was 8.47% at March 31, 2013, compared with 8.53% at December 31, 2012 and 8.24% at March 31, 2012.
  Dividends declared during the quarter ended March 31, 2013 were $0.26 per share compared with $0.25 per share for the prior year, an increase of 4.0%.

Ronald M. Bentley, President and CEO stated, "We are pleased that our financial performance remains strong despite the expected pressure on our net interest margin due to record low interest rates." Mr. Bentley continued, "Even though our level of non-performing assets has increased slightly from a year earlier, the ratio of non-performing assets to total assets, net of accruing troubled debt restructurings and accruing loans past due 90 days or more, continues to be a strong credit quality ratio at 0.61% versus 0.78% a year earlier."

Summary:

Chemung Financial Corporation reported net income of $2.4 million for the three months ended March 31, 2013, a decrease of $1.2 million, or 33.3%, compared with $3.6 million for the three months ended March 31, 2012. Earnings per share for the three months ended March 31, 2013, was $0.52 compared with $0.78 for the three months ended March 31, 2012. Return on average assets and return on average equity for the three months ended March 31, 2013, were 0.77% and 7.37%, respectively, compared with 1.18% and 11.34%, respectively, for the same period in the prior year.

The decline in 2013 earnings was due primarily to a decrease of $0.3 million in net interest income and reductions of $0.3 million in net gain on securities transactions and $0.8 million in pre-tax casualty gains from insurance reimbursements. In addition, non-interest expense increased $0.8 million. These items were partially offset by a reduction of $0.7 million in income taxes.

Net income of $2.4 million for the current quarter ended March 31, 2013 represents an increase of $0.3 million, or 13.2%, from net income of $2.1 million for the preceding quarter ended December 31, 2012. The increase was primarily due to an increase of $0.1 million in net interest income and a reduction of $0.9 million in non-interest expense. These items were partially offset by increases of $0.4 million in the provision for loan losses and $0.2 million in income taxes, along with a reduction of $0.2 million in non-interest income. Earnings per share for the current quarter totaled $0.52 compared with $0.46 for the preceding quarter. Return on average assets and return on average equity for the current quarter were 0.77% and 7.37%, respectively, compared with 0.67% and 6.33%, respectively, for the preceding quarter.

Net Interest Income:

Net interest income for the three months ended March 31, 2013 totaled $11.7 million compared with $12.0 million for the prior year, a decrease of $0.3 million, or 2.6%. Net interest margin was 4.07% for the three months ended March 31, 2013 compared with 4.29% for the same period in the prior year. The decline in net interest income was primarily due to a 40 basis point decrease in the yield on interest-earning assets, partially offset by an increase of $38.5 million in average earning assets. The decline in net interest margin was primarily due to yields on interest-earning assets decreasing at a faster rate than the cost of interest-bearing liabilities. The decrease in yield on interest-earning assets was attributable to lower loan yields as loans continue to reprice at current market rates.

Net interest income for the current quarter totaled $11.7 million compared with $11.6 million for the preceding quarter ended December 31, 2012, an increase of $0.1 million, or 0.7%. Net interest margin was 4.07% for the current quarter compared with 3.98% for the preceding quarter, due primarily to additional income accretion from our purchased credit impaired ("PCI") portfolio from prior acquisitions. Net of PCI adjustments, the net interest margin was 3.94% for the current quarter compared with 3.96% for the preceding quarter.

Non-Interest Income:

Non-interest income for the three months ended March 31, 2013 was $4.0 million compared with $4.9 million for the prior year, a decrease of $0.9 million, or 17.8%. The decline was primarily due to reductions of $0.8 million in casualty gains from insurance reimbursements and $0.3 million in net gain on securities transactions. These items were offset by an increase of $0.2 million in revenue from our equity investments.

Non-interest income for the three months ended March 31, 2013 was $4.0 million compared with $4.2 million for the preceding quarter ended December 31, 2012, a decrease of $0.2 million, or 4.1%. The decline was primarily due to decreases of $0.1 million in service charges on deposit accounts and $0.1 million in net gain on sales of loans held for sale.

Non-Interest Expense:

Non-interest expense for the three months ended March 31, 2013 was $11.7 million compared with $10.9 million for the prior year, an increase of $0.8 million, or 7.3%. The increase was primarily due to increases of $0.3 million in salaries and wages, $0.2 million in professional services and $0.1 million in pension and other employee benefits. The increase in salaries and wages was primarily due to compensation related to merit increases and incentive compensation. The increase in pension and other employee benefits was primarily due to higher pension costs and health benefits. The increase in professional services was due primarily to tax preparation costs for the Wealth Management Group. The tax preparation costs recorded in the first quarter of 2013 were level with 2012 costs, which were recorded in the second quarter of 2012.

Non-interest expense for the three months ended March 31, 2013 was $11.7 million compared with $12.6 million for the preceding quarter ended December 31, 2012, a decrease of $0.9 million, or 7.3%. The decrease was primarily due to decreases of $0.4 million in salaries and wages and $0.4 million in professional services. The decrease in salaries and wages was primarily due to incentive compensation recorded in the preceding quarter. The decrease in professional services was due to consultant fees recorded in the preceding quarter.

Asset Quality:

Non-performing loans totaled $16.8 million at March 31, 2013, or 1.82% of total loans, up slightly from $15.9 million, or 1.78%, at December 31, 2012. Non-performing assets which are comprised of non-performing loans and other real estate owned, totaled $17.4 million at March 31, 2013, or 1.36% of total assets, up slightly from $16.4 million, or 1.32%, at December 31, 2012. Excluding $6.3 million in accruing troubled debt restructurings and $3.2 million in accruing loans past due 90 days or more, the adjusted non-performing assets to total assets ratio was 0.61%.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth. Based on this analysis, the provision for loan losses for the three months ended March 31, 2013 was $0.4 million, down slightly from the prior year. Net charge-offs for the three months ended March 31, 2013 were less than $0.1 million compared with net recoveries of less than $0.1 million for the prior year.

The provision for loan losses for the three months ended March 31, 2013 was $0.4 million compared with $0.1 million for the preceding quarter ended December 31, 2012. The increase in the provision for loan losses is primarily due to the growth in portfolio loans. Net charge-offs for the current quarter were less than $0.1 million compared with $0.5 million for the preceding quarter.

At March 31, 2013 the allowance for loan losses was $10.8 million, compared with $10.4 million at December 31, 2012, and $10.3 million at March 31, 2012. The allowance for loan losses was 64.44% of non-performing loans at March 31, 2013, compared with 65.70% at December 31, 2012 and 67.93% at March 31, 2012. The ratio of the allowance for loan losses to total loans was 1.17% at March 31, 2013, level with December 31, 2012, and down from 1.28% at March 31, 2012.

Balance Sheet Activity:

Assets totaled $1.280 billion at March 31, 2013 compared with $1.248 billion at December 31, 2012, an increase of $31.8 million, or 2.5%. The growth was primarily due to increases of $27.9 million, or 3.1%, in total portfolio loans and $5.9 million in cash and cash equivalents. The increase in portfolio loans was due to strong growth of $27.0 million in commercial loans.

Deposits totaled $1.077 billion at March 31, 2013 compared with $1.045 million at December 31, 2012, an increase of $32.4 million, or 3.1%. The growth was primarily due to increases of $21.9 million in money market accounts, $11.5 million in interest-bearing demand deposits and $7.8 million in savings deposits. These items were partially offset by decreases of $4.2 million in non-interest-bearing demand deposits and $4.6 million in time deposits.

Total equity was $132.9 million at March 31, 2013 compared with $131.1 million at December 31, 2012. The total equity to total assets ratio was 10.38% at March 31, 2013 compared with 10.50% at December 31, 2012. The tangible equity to tangible assets ratio was 8.47% at March 31, 2013 compared with 8.53% at December 31, 2012. As of March 31, 2013, both the Corporation's and the Bank's capital ratios were in excess of those required to be considered well-capitalized under regulatory capital standards.

Other Item:

The market value of total assets under management or administration in our Wealth Management Group was $1.833 billion at March 31, 2013 compared with $1.735 billion at December 31, 2012 and $1.704 billion at March 31, 2012.

About Chemung Financial Corporation:

Chemung Financial Corporation is a $1.3 billion financial services holding company headquartered in Elmira, New York and operates 28 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

This press release may be found at: www.chemungcanal.com under Shareholder Info.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding, among other things, the Corporation's expected financial condition and results of operations, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation's growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and changes in general business and economic trends. Information concerning these and other factors can be found in the Corporation's periodic filings with the Securities and Exchange Commission, including in our 2012 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(Dollars in thousands, except share data)	2013	2012	2012	2012	2012
ASSETS
Cash and due from financial institutions	$ 27,757	$ 29,239	$ 35,324	$ 33,673	$ 27,311
Interest-bearing deposits in other financial institutions	18,380	11,002	45,908	40,502	83,203
Total cash and cash equivalents	46,137	40,241	81,232	74,175	110,514

Trading assets, at fair value	384	348	275	252	254

Securities available for sale	235,307	239,686	253,669	260,942	259,450
Securities held to maturity	9,898	5,749	6,163	6,334	7,447
FHLB and FRB stocks, at cost	4,607	4,710	4,760	5,359	5,436
Total investment securities	249,812	250,145	264,592	272,635	272,333

Commercial	481,063	454,048	444,491	436,205	414,536
Mortgage	202,114	200,476	193,049	194,512	192,548
Consumer	238,256	238,993	238,818	225,230	195,949
Total loans	921,433	893,517	876,358	855,947	803,033
Allowance for loan losses	(10,825)	(10,433)	(10,828)	(10,392)	(10,283)
Loans, net	910,608	883,084	865,530	845,555	792,750

Loans held for sale	786	1,057	1,165	482	826
Premises and equipment, net	24,800	25,484	24,863	24,718	24,977
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	4,909	5,144	5,382	5,642	5,906
Other assets	20,712	20,833	22,117	22,176	25,111
Total assets	$ 1,279,972	$ 1,248,160	$ 1,286,980	$ 1,267,459	$ 1,254,495

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$ 296,361	$ 300,610	$ 302,509	$ 297,413	$ 272,055
Interest-bearing demand deposits	102,201	90,730	108,923	88,343	88,105
Insured money market accounts	265,025	243,115	248,722	232,870	212,376
Savings deposits	181,421	173,589	174,074	174,974	203,204
Time deposits	232,091	236,690	248,948	260,079	262,965
Total deposits	1,077,099	1,044,734	1,083,176	1,053,679	1,038,705

Securities sold under agreements to repurchase	31,427	32,711	32,918	31,750	34,998
FHLB term advances	27,158	27,225	28,046	41,128	43,227
Other liabilities	11,380	12,375	9,960	10,693	8,736
Total liabilities	1,147,064	1,117,045	1,154,100	1,137,250	1,125,666

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,473	45,357	45,538	45,525	45,556
Retained earnings	108,296	107,078	106,092	104,402	103,100
Treasury stock, at cost	(18,291)	(18,566)	(18,731)	(18,915)	(18,734)
Accumulated other comprehensive income (loss)	(2,623)	(2,807)	(72)	(856)	(1,146)
Total shareholders' equity	132,908	131,115	132,880	130,209	128,829
Total liabilities and shareholders' equity	$ 1,279,972	$ 1,248,160	$ 1,286,980	$ 1,267,459	$ 1,254,495

Period-end shares outstanding	4,657,151	4,649,741	4,642,317	4,632,014	4,639,565

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,		Percent
(Dollars in thousands, except share and per share data)	2013	2012	Change
Interest and dividend income:
Loans, including fees	$ 11,304	$ 11,671	(3.1)
Taxable securities	1,131	1,486	(23.9)
Tax exempt securities	305	341	(10.6)
Interest-bearing deposits	8	42	(81.0)
Total interest and dividend income	12,748	13,540	(5.8)

Interest expense:
Deposits	624	913	(31.7)
Securities sold under agreements to repurchase	219	283	(22.6)
Borrowed funds	188	313	(39.9)
Total interest expense	1,031	1,509	(31.7)

Net interest income	11,717	12,031	(2.6)
Provision for loan losses	431	477	(9.6)
Net interest income after provision for loan losses	11,286	11,554	(2.3)

Non-interest income:
Wealth management group fee income	1,750	1,776	(1.5)
Service charges on deposit accounts	969	992	(2.3)
Net gain on securities transactions	--	297	(100.0)
Net gain on sales of loans held for sale	112	65	72.3
Net loss on sales of other real estate owned	--	(6)	N/M
Casualty gains	--	759	(100.0)
Other	1,191	1,007	18.3
Total non-interest income	4,022	4,890	(17.8)

Non-interest expense:
Salaries and wages	4,818	4,493	7.2
Pension and other employee benefits	1,424	1,290	10.4
Net occupancy	1,362	1,295	5.2
Furniture and equipment	518	518	0.0
Data processing	1,113	1,079	3.2
Professional fees	329	150	119.3
Amortization of intangible assets	235	284	(17.3)
Marketing and advertising	288	289	(0.3)
Other real estate owned expense	36	43	(16.3)
FDIC insurance	217	227	(4.4)
Loan expenses	143	180	(20.6)
Other	1,242	1,083	14.7
Total non-interest expense	11,725	10,931	7.3

Income before income tax expense	3,583	5,513	(35.0)
Income tax expense	1,171	1,898	(38.3)
Net income	$ 2,412	$ 3,615	(33.3)

Basic and diluted earnings per share	$ 0.52	$ 0.78
Cash dividends declared per share	0.26	0.25
Average basic and diluted shares outstanding	4,655,862	4,642,012

N/M -- Not meaningful.

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)

	As of or for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(Dollars in thousands, except share and per share data)	2013	2012	2012	2012	2012

RESULTS OF OPERATIONS
Interest income	$ 12,748	$ 12,757	$ 13,015	$ 12,765	$ 13,540
Interest expense	1,031	1,116	1,225	1,384	1,509
Net interest income	11,717	11,641	11,790	11,381	12,031
Provision for loan losses	431	74	225	52	477
Net interest income after provision for loan losses	11,286	11,567	11,565	11,329	11,554
Non-interest income	4,022	4,192	3,993	4,112	4,890
Non-interest expense	11,725	12,642	11,341	11,882	10,931
Income before income tax expense	3,583	3,117	4,217	3,559	5,513
Income tax expense	1,171	987	1,383	1,115	1,898
Net income	$ 2,412	$ 2,130	$ 2,834	$ 2,444	$ 3,615
Basic and diluted earnings per share	$ 0.52	$ 0.46	$ 0.61	$ 0.53	$ 0.78
Average basic and diluted shares outstanding	4,655,862	4,643,695	4,641,547	4,636,395	4,642,012

PERFORMANCE RATIOS
Return on average assets	0.77%	0.67%	0.89%	0.78%	1.18%
Return on average equity	7.37%	6.33%	8.53%	7.55%	11.34%
Return on average tangible equity (a)	9.24%	7.94%	10.76%	9.58%	14.47%
Efficiency ratio (b)	74.50%	79.85%	71.91%	76.81%	68.90%
Non-interest expense to average assets	3.75%	3.98%	3.57%	3.82%	3.56%
Loans to deposits	85.55%	85.53%	80.91%	81.23%	77.31%

YIELDS / RATES
Yield on loans	5.04%	5.02%	5.21%	5.39%	5.90%
Yield on investments	2.28%	2.23%	2.23%	2.13%	2.27%
Yield on interest-earning assets	4.43%	4.36%	4.46%	4.46%	4.83%
Cost of interest-bearing deposits	0.33%	0.36%	0.40%	0.43%	0.49%
Cost of borrowings	2.79%	2.74%	2.84%	3.01%	2.97%
Cost of interest-bearing liabilities	0.50%	0.54%	0.59%	0.66%	0.73%
Interest rate spread	3.93%	3.82%	3.87%	3.80%	4.10%
Net interest margin	4.07%	3.98%	4.04%	3.98%	4.29%

CAPITAL
Total equity to total assets at end of period	10.38%	10.50%	10.32%	10.27%	10.27%
Tangible equity to tangible assets at end of period (a)	8.47%	8.53%	8.39%	8.29%	8.24%

Book value per share	$ 28.54	$ 28.20	$ 28.62	$ 28.11	$ 27.77
Tangible book value per share	22.80	22.40	22.76	22.18	21.79
Period-end market value per share	33.90	29.89	23.77	25.50	25.40
Dividends declared per share	0.26	0.25	0.25	0.25	0.25

AVERAGE BALANCES
Loans (c)	$ 909,166	$ 888,515	$ 867,971	$ 823,754	$ 796,035
Earning assets	1,166,590	1,162,788	1,160,479	1,150,073	1,128,047
Total assets	1,266,379	1,264,125	1,262,648	1,252,461	1,235,453
Deposits	1,064,016	1,059,463	1,055,510	1,037,576	1,018,035
Total equity	132,783	133,799	132,186	130,254	128,194
Tangible equity (a)	105,913	106,703	104,827	102,635	100,465

ASSET QUALITY
Net charge-offs (recoveries)	$ 39	$ 469	$ (210)	$ (58)	$ (23)
Non-performing loans	16,798	15,880	13,260	15,009	15,137
Non-performing assets	17,363	16,445	14,194	15,979	16,117
Allowance for loan losses	10,825	10,433	10,828	10,392	10,283

Annualized net charge-offs to average loans	0.02%	0.21%	(0.10)%	(0.03)%	(0.01)%
Non-performing loans to total loans	1.82%	1.78%	1.51%	1.75%	1.88%
Non-performing assets to total assets	1.36%	1.32%	1.10%	1.26%	1.28%
Adjusted non-performing assets to total assets (d)	0.61%	0.53%	0.75%	0.77%	0.78%
Allowance for loan losses to total loans	1.17%	1.17%	1.24%	1.21%	1.28%
Allowance for originated loans to originated loans (e)	1.16%	1.18%	1.38%	1.38%	1.48%
Allowance for loan losses to non-performing loans	64.44%	65.70%	81.66%	69.24%	67.93%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense divided by the total of net interest income plus non-interest income less net gain on securities transactions less casualty gains.
(c) Loans include loans held for sale. Loans do not reflect the allowance for loan losses.
(d) Adjusted non-performing assets include total non-performing assets less accruing troubled debt restructurings and accruing loans past due 90 days or more.
(e) Originated loans represent total loans excluding acquired loans.

Chemung Financial Corporation
GAAP to Non-GAAP Reconciliations (Unaudited)

The table below shows computations of tangible equity and tangible assets and certain related ratios, all of which are considered to be non-GAAP financial measures. The tangible equity to tangible assets ratio has become a focus of some investors and management believes this ratio may assist in analyzing the Corporation's capital position, absent the effects of intangible assets. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of results reported under GAAP. Because not all companies use identical calculations, the non-GAAP measures presented in the following table may not be comparable to those reported by other companies.

	As of or for the Three Months Ended
(Dollars in thousands,	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
except per share data)	2013	2012	2012	2012	2012

TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$ 132,908	$ 131,115	$ 132,880	$ 130,209	$ 128,829
Less: intangible assets	(26,733)	(26,968)	(27,206)	(27,466)	(27,730)
Tangible equity (non-GAAP)	$ 106,175	$ 104,147	$ 105,674	$ 102,743	$ 101,099

Total assets (GAAP)	$ 1,279,972	$ 1,248,160	$ 1,286,980	$ 1,267,459	$ 1,254,495
Less: intangible assets	(26,733)	(26,968)	(27,206)	(27,466)	(27,730)
Tangible assets (non-GAAP)	$ 1,253,239	$ 1,221,192	$ 1,259,774	$ 1,239,993	$ 1,226,765

Total equity to total assets at end of period (GAAP)	10.38%	10.50%	10.32%	10.27%	10.27%
Book value per share (GAAP)	$ 28.54	$ 28.20	$ 28.62	$ 28.11	$ 27.77

Tangible equity to tangible assets at end of period (non-GAAP)	8.47%	8.53%	8.39%	8.29%	8.24%
Tangible book value per share (non-GAAP)	$ 22.80	$ 22.40	$ 22.76	$ 22.18	$ 21.79

TANGIBLE EQUITY AND TANGIBLE ASSETS
(AVERAGE)
Total shareholders' equity (GAAP)	$ 132,783	$ 133,799	$ 132,186	$ 130,254	$ 128,194
Less: intangible assets	(26,870)	(27,096)	(27,359)	(27,619)	(27,729)
Tangible equity (non-GAAP)	$ 105,913	$ 106,703	$ 104,827	$ 102,635	$ 100,465

Return on average equity (GAAP)	7.37%	6.33%	8.53%	7.55%	11.34%

Return on average tangible equity (non-GAAP)	9.24%	7.94%	10.76%	9.58%	14.47%
CONTACT: Mark A. Severson, EVP and CFO
         Phone: 607-737-3714